Exhibit 99.2

SELECT COMFORT CORPORATION AND SUBSIDIARIES

Reported to Adjusted Statement of Operations Data Reconciliation

(in thousands, except per share amounts)

	Three Months Ended
	July 4, 2009
	As Reported	Tax Valuation	As Adjusted

Loss before income taxes	$(525)		$(525)
Income tax expense (benefit)	3,436	3,625 (1)	(189	)(2)
Net loss	$(3,961)	$(3,625)	$(336)

Net loss per share –
Basic	$(0.09)	$(0.08)	$(0.01)
Diluted	$(0.09)	$(0.08)	$(0.01)

Basic Shares	44,827	44,827	44,827
Diluted Shares	44,827	44,827	44,827

(1) We increased our deferred tax valuation allowance by $3.6 million for certain 2009 deferred tax assets.

(2) Reflects an estimated annual effective tax rate, before discrete adjustments and deferred tax valuation allowance changes, of 36.0%.

Note - Our “as adjusted” data is considered a non-GAAP financial measure and is not in accordance with, or preferable to, “as reported,” or GAAP financial data. However, we are providing this information as we believe it facilitates year-over-year comparisons for investors and financial analysts.

GAAP - generally accepted accounting principles